Exhibit 99.1

JPMorgan Chase & Co. 270 Park Avenue, New York, NY 10017-2070 NYSE symbol: JPM www.jpmorganchase.com

FOR IMMEDIATE RELEASE

JPMORGAN CHASE TO REDEEM ALL $1.8 BILLION OF ITS

8.625% NON-CUMULATIVE PREFERRED STOCK, SERIES J REPRESENTED BY

DEPOSITARY SHARES

NEW YORK, August 1, 2013 – JPMorgan Chase & Co. (NYSE: JPM) today announced that it will redeem on September 1, 2013, all of the 180,000 outstanding shares of its 8.625% Non-Cumulative Preferred Stock, Series J (“Series J Preferred Stock”). The shares of Series J Preferred Stock are represented by 72,000,000 depositary shares which are currently traded on the New York Stock Exchange under the symbol JPM-PrI (CUSIP 46625H621). Each depositary share represents a 1/400th interest in a share of Series J Preferred Stock. The redemption price per share for the Series J Preferred Stock will be $10,000 (equivalent to $25.00 per depositary share).

Payment of the redemption price will be made on September 3, 2013, the first business day after the redemption date of September 1, 2013, upon presentation and surrender of the depositary receipts evidencing the depositary shares to be redeemed to Computershare Inc, as Depositary, at 480 Washington Boulevard, Floor 27, Jersey City, New Jersey 07310.

September 1, 2013 is also the final dividend payment date for the Series J Preferred Stock and the depositary shares. The record date for that dividend is August 2, 2013. Payment of the final dividend will be made on September 3, 2013, the first business day after the dividend payment date of September 1, 2013.

About JPMorgan Chase & Co.

JPMorgan Chase & Co. (NYSE: JPM) is a leading global financial services firm with assets of $2.4 trillion and operations worldwide. The firm is a leader in investment banking, financial services for consumers, small business and commercial banking, financial transaction processing, asset management and private equity. A component of the Dow Jones Industrial Average, JPMorgan Chase & Co. serves millions of consumers in the United States and many of the world’s most prominent corporate, institutional and government clients under its J.P. Morgan and Chase brands. Information about JPMorgan Chase & Co. is available at www.jpmorganchase.com.

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Media Contact:	Jennifer Kim	212.622.7068
Investor Contact:	Sarah Youngwood	212.270.7325